UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2017

ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01          Entry into a Material Definitive Agreement.

Project Icon Credit Agreements

On October 11, 2017, we entered into credit agreements for the financing of the first and second “Project Icon” ships for Royal Caribbean International which are scheduled for delivery in the second quarters of 2022 and 2024, respectively.  Each agreement makes available to Royal Caribbean Cruises Ltd. an unsecured US dollar-denominated term loan, the substantial majority of which is to be guaranteed 100% by Finnvera plc (“Finnvera”), the official export credit agency of Finland.  Euler Hermes (“Hermes”), the official German export credit agency, has also agreed to provide a 95% guarantee of a smaller portion of the financing.  The maximum amount of each facility is equal to the US dollar equivalent of 80% of the vessel purchase price plus 100% of the guarantee premiums payable to Finnvera and Hermes.

Each loan, once funded, will amortize semi-annually and will mature twelve years following the delivery of the applicable ship.  Approximately 75% of each loan will accrue interest at a fixed rate of 3.56%, in the case of the first Project Icon vessel, and 3.76%, in the case of the second Project Icon vessel.  The balance of each loan will accrue interest at a floating rate ranging from LIBOR plus 1.10% to LIBOR plus 1.15%, in the case of the first Project Icon vessel, and from LIBOR plus 1.15% to LIBOR plus 1.20%, in the case of the second Project Icon vessel.  The credit agreements contain customary events of default and prepayment events for, among other things, non-payment, breach of covenants, default on certain other indebtedness, certain large judgments and a change of control of the Company.

Certain of the lenders participating in the facilities, and affiliates of those lenders, provide credit and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the credit agreements is summary in nature and is qualified in its entirety by reference to the full and complete terms of the credit agreements, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by reference.

Amended and Restated Revolving Credit Facility

On October 12, 2017, we entered into an agreement to amend and restate our current $1.15 billion unsecured revolving credit facility. The amendment extends the termination date until October 2022.  Under the amended facility, advances currently bear interest at LIBOR plus a margin of 1.175%.  In addition, we are subject to a facility fee currently equal to 0.20% per annum of the total commitments.   Under the amended facility, we have the ability to increase the capacity of the facility by an additional $500 million from time to time subject to the receipt of additional or increased lender commitments.

The amended facility contains conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) similar to (but updated in certain respects to reflect improvement in our credit metrics) the conditions, covenants, representations and warranties and events of default that existed prior to the amendment, including financial covenants that require us to, among other things, maintain a fixed charge coverage ratio as well as limit our net debt-to-capital ratio.

Certain of the lenders participating in the amended facility, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the amended facility is summary in nature and is qualified in its entirety by reference to the full and complete terms of the credit agreement, a copy of which is filed herewith as Exhibit 10.3 and incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

(d)           Exhibits

10.1        Icon 1 Hull No. S-1400 Credit Agreement, dated as of October 11, 2017, between Royal Caribbean Cruises Ltd., as the Borrower, the Lenders from time to time party thereto, KfW IPEX-Bank GmbH, as Hermes Agent, Facility Agent, Documentation Agent and Initial Mandated Lead Arranger and BNP Paribas Fortis SA/NV as Finnvera Agent.

10.2        Icon 2 Hull No. S-1401 Credit Agreement, dated as of October 11, 2017, between Royal Caribbean Cruises Ltd., as the Borrower, the Lenders from time to time party thereto, KfW IPEX-Bank GmbH, as Hermes Agent, Facility Agent, Documentation Agent and Initial Mandated Lead Arranger and BNP Paribas Fortis SA/NV as Finnvera Agent.

10.3        Amendment to the Credit Agreement, dated as of October 12, 2017, among Royal Caribbean Cruises Ltd., the various financial institutions as are or shall become parties thereto and Nordea Bank AB (PUBL), New York branch, as administrative agent for the lender parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	October 17, 2017	By:	/s/ Bradley H. Stein
		Name:	Bradley H. Stein
		Title:	Senior Vice President, General Counsel & Secretary